Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP'S ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2021 TO ACCRUE CONTINGENT INTEREST
Burlington, NC, March 12, 2018 - LabCorp® (NYSE: LH) announced today that for the period of March 12, 2018 to September 11, 2018, its Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes) will accrue (subject to the terms of the Zero Coupon Notes) contingent cash interest at a rate of no less than 0.125% of the average market price of a Zero Coupon Note for the five trading days ended March 9, 2018, in addition to the continued accrual of the original issue discount. Contingent cash interest, which the Company has determined to be approximately $2.90 per Note, will be payable to holders of the Zero Coupon Notes as of the record date, which is August 27, 2018. The payment of contingent cash interest is expected to be made on September 12, 2018.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements about the Company’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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